Exhibit 99.2

I.	Industry Box Office

In a press release on January 29, 2026 AMC provided the following disclosure relating to the sensitivity of its results to the industry box office in North America and Europe within a fiscal year:

While AMC does not provide guidance, as disclosed in the proxy statement filed with the SEC on October 24, 2025, internal modeling for the 2024 annual incentive plan assumes that for each approximately $100 million increase in the North American industry box office, the Company would expect domestic Adjusted EBITDA to increase by approximately $18 million, and for each approximately five million increase in European industry attendance, the Company would expect International Adjusted EBITDA to increase by approximately $8 million. These estimates are broadly applicable for 2025. These are merely estimates, and actual results in future years may vary depending on factors including, but not limited to, revenue and costs per patron, cost structure, relative box office performance in different geographies, and market share.

In AMC’s earnings conference call on February 25, 2026, AMC announced that it believes the North American box office in 2026 could increase by approximately $500 million to as much as more than $1 billion greater than was the case compared to 2025.

AMC believes that the European Industry attendance in the markets in which it operates in 2026 could increase by approximately 20 million to as much as 40 million more than in 2025.

II.	Odeon Cinemas Group Limited YTD Attendance and Revenue

	Odeon Cinemas Group Limited
	YTD	YTD
	2/28/2026	2/28/2025	% Change
Industry Attendance	77,479	69,375	12%

Odeon Attendance	11,919	11,042	8%

Admissions Revenue	130,102	103,363	26%
Food & Beverage Revenue	62,500	48,529	29%
Other Revenue	21,718	17,879	21%
Total Revenue	214,320	169,770	26%

Admissions Revenue per patron	$10.92	$9.36	17%
Food & Beverage per patron	$5.24	$4.40	19%
Other Revenue per patron	$1.82	$1.62	13%
Total Revenue per Patron	$17.98	$15.38	17%

(Constant Currency)
Admissions Revenue	115,267	103,363	12%
Food & Beverage Revenue	55,402	48,529	14%
Other Revenue	19,214	17,879	7%
Total Revenue	189,883	169,770	12%

Admissions Revenue per patron	$9.67	$9.36	3%
Food & Beverage per patron	$4.65	$4.40	6%
Other Revenue per patron	$1.61	$1.62	0%
Total Revenue per Patron	$15.93	$15.38	4%

The preliminary estimated financial information for the year to date contained in this correspondence is subject to completion of the Company’s financial reporting processes, reflects management’s current estimates based solely upon information available to it as of the date hereof and is not a comprehensive statement of our financial results for the year to date. Such preliminary financial information has not yet been subject to the Company’s quarterly review procedures. In addition, such preliminary financial information is subject to the finalization and closing of the Company’s accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. No independent registered public accounting firms have audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. The preliminary financial information for the year to date are not necessarily indicative of our results for future interim periods. The preliminary estimated financial results described above constitute forward-looking statements. Accordingly, you should not place undue reliance upon these preliminary estimates. During the preparation of the Company’s financial statements for the quarter year ended March 31, 2026, additional items that would require adjustments, which may be material to such preliminary results presented herein, may be identified.